Electroglas Receives NASDAQ Notice;
 Hearing Requested

SAN JOSE, Calif., Feb. 4, 2009 (GLOBE NEWSWIRE) -- Electroglas, Inc. (NasdaqCM:EGLS - News), a leading supplier of wafer probers and software solutions for the semiconductor industry, today announced that the Company has received a letter from the Listing Qualifications Staff of The NASDAQ Stock Market (the “Staff Determination”) indicating that, based upon the Company’s non-compliance with the $2.5 million stockholders’ equity requirement for continued listing on The NASDAQ Capital Market or its alternatives, as set forth in NASDAQ Marketplace Rule 4310(c)(3), the Company’s securities were subject to delisting from NASDAQ unless the Company requested a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”).  The Staff Determination follows earlier correspondence from NASDAQ, which was announced by the Company on October 15, 2008.

The Company today requested a hearing before the Panel, which will stay any action with respect to the Staff Determination until the Panel renders a decision subsequent to the hearing.  There can be no assurance that following the hearing the Panel will grant the Company’s request for continued listing.

About Electroglas
Electroglas is a leading supplier of innovative wafer probers and software solutions for the semiconductor industry. For more than 40 years, Electroglas has helped integrated device manufacturers (IDMs), wafer foundries and outsourced assembly and test (OSAT) suppliers improve the overall effectiveness of semiconductor manufacturers' wafer testing. Headquartered in San Jose, California, the company has shipped more than 16,500 systems worldwide. Electroglas' stock trades on the NASDAQ Capital Market under the symbol ``EGLS.'' More information about the company and its products is available at http://www.electroglas.com.

Contact:
Tom Brunton
CFO
Electroglas, Inc.
408.528.3000
tbrunton@electroglas.com